Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2023 RESULTS

LINCOLN, Nebraska (November 7, 2023) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the third quarter 2023.

Regarding the Company’s 2023 third quarter, Kevin Karas, Chief Financial Officer, said, “New sales increased compared to the third quarter of 2022, supported by growth in our Human Understanding Program, with adoption by 91 healthcare organizations as of September 30, 2023. While building our sales pipeline, we are also highly focused on controlling costs in an inflationary environment. We have realized sequential quarterly operating margin improvement in the last two quarters and will continue to emphasize returning to our historical operating margins.”

Mr. Karas continued: “From a capital standpoint, NRC remains well-positioned to execute the entire range of capital allocation alternatives, including funding innovation and growth investments, shareholder dividends and share repurchases. At September 30, 2023, the Company had approximately $20 million of net debt and $25 million available on its revolving line of credit after funding $3.7 million for innovation and growth, $27.5 million for dividend payments, and $310,000 for share repurchases during the quarter.”

Diluted earnings per share decreased to $0.32 for the quarter ended September 30, 2023, from diluted earnings per share of $0.33 for the quarter ended September 30, 2022.

© NRC Health

NRC Announces Third Quarter 2023 Results

November 7, 2023

A live simulcast of National Research Corporation’s 2023 third quarter conference call will be available online at https://events.q4inc.com/attendee/533804877 November 8, 2023, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email  info@nrchealth.com, or visit www.nrchealth.com.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” “focus,” “will,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

© NRC Health

NRC Announces Third Quarter 2023 Results

November 7, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30		Nine months ended September 30
	2023	2022	2023	2022

Revenue	$37,945	$37,691	$110,579	$113,424

Operating expenses:
Direct	14,633	14,524	42,222	43,062
Selling, general and administrative	11,802	10,762	35,552	32,159
Depreciation and amortization	1,555	1,296	4,469	3,902
Total operating expenses	27,990	26,582	82,243	79,123

Operating income	9,955	11,109	28,336	34,301

Other income (expense):
Interest income	256	15	779	34
Interest expense	(160)	(288)	(594)	(923)
Other, net	(12)	11	(27)	(69)

Total other income (expense)	84	(262)	158	(958)

Income before income taxes	10,039	10,847	28,494	33,343

Provision for income taxes	2,163	2,549	6,381	8,184

Net income	$7,876	$8,298	$22,113	$25,159

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.32	$0.34	$0.90	$1.01
Diluted Earnings Per Share	$0.32	$0.33	$0.89	$1.00

Weighted average shares and share equivalents outstanding:
Basic	24,560	24,716	24,574	25,014
Diluted	24,695	24,847	24,715	25,147

© NRC Health

NRC Announces Third Quarter 2023 Results

November 7, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$3,828	$25,026
Accounts receivable, net	14,467	14,461
Other current assets	6,448	4,229
Total current assets	24,743	43,716

Property and equipment, net	25,589	17,248
Goodwill	61,614	61,614
Other, net	8,190	7,883
Total assets	$120,136	$130,461

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable	$4,665	$4,491
Line of credit	5,000	--
Accounts payable and accrued expenses	6,027	5,136
Accrued compensation	5,029	4,551
Deferred revenue	16,238	15,198
Dividends payable	2,947	2,956
Other current liabilities	899	1,085
Total current liabilities	40,805	33,417

Notes payable, net of current portion and unamortized debt issuance costs	14,164	17,690
Other non-current liabilities	7,295	7,321
Total liabilities	62,264	58,428

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,956,479 in 2023 and 30,922,181 in 2022, outstanding 24,562,068 in 2023 and 24,628,173 in 2022	31	31
Additional paid-in capital	176,714	175,453
Retained earnings (accumulated deficit)	(36,482)	(25,184)

Treasury stock	(82,391)	(78,267)
Total shareholders’ equity	57,872	72,033
Total liabilities and shareholders’ equity	$120,136	$130,461

© NRC Health